SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K


                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
         Date of Report (Date of earliest event reported)  March 11, 1998



                            ONE VALLEY BANCORP, INC.
            (Exact name of registrant as specified in its charter)



         West Virginia                 0-10042                 55-0609408
(State or other jurisdiction         Commission            (I.R.S. Employer
of incorporation or organization)    File Number)          Identification No.)



              One Valley Square, Charleston, West Virginia   25326
                    (Address of principal executive offices)
                                  (Zip Code)



                               (304) 348-7000
              (Registrant's telephone number, including area code)



                                Not applicable
   (Former name, address, and fiscal year, if changed since last report)



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                            One Valley Bancorp, Inc.

Item 5.	   Other Events

On March 11, 1998, One Valley Bancorp, Inc. and FFVA Financial Corporation, headquartered in Lynchburg, Virginia, jointly announced that it is now anticipated that the closing of the transaction for One Valley to acquire FFVA Financial will occur on March 30, 1998. The closing had originally been planned for early in the second quarter of this year.

The announcement of the new closing date was made by J. Holmes Morrison, President and Chief Executive Officer of One Valley, and James L. Davidson, Jr., President and Chief Executive Officer of FFVA Financial Corporation.

The transaction has received all requisite approval by regulatory authorities and the stockholders of FFVA Financial and One Valley.

Pursuant to the agreement, each share of FFVA Financial common stock outstanding will be converted into 1.05 shares of One Valley common stock. This transaction will be accounted for as a pooling of interests.

One Valley, with headquarters in Charleston, West Virginia is the largest bank holding company based in West Virginia with $4.9 billion in total assets. One Valley operates as a super community bank with 11 affiliate banks and 103 locations - 78 in West Virginia and 25 in Virginia. Following the merger with FFVA Financial, which had $580 million in total assets on December 31, 1997, One Valley Bancorp will be a $5.5 billion asset company with 115 locations.

                                    SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            One Valley Bancorp, Inc.


DATE     March 11, 1998

                                            BY /s/ Laurance G. Jones
                                                    Laurance G. Jones
                                                   (Executive Vice President &
                                                     Chief Financial Officer)